Exhibit 99.1

Mateon Therapeutics Announces Encouraging Results from First Interim Analysis of Phase 2/3 FOCUS Study in Platinum-resistant Ovarian Cancer

•	No Significant CA4P Drug Safety Issues Identified

•	Initial Efficacy in Favor of CA4P, with 22% of CA4P Patients Responding versus 9% in the Control Arm

•	Enrollment in the Study Continuing

SOUTH SAN FRANCISCO, Calif. – April 18, 2017 – Mateon Therapeutics, Inc. (OTCQX:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced interim data from its first scheduled analysis of the ongoing Phase 2/3 study (FOCUS) in patients with platinum resistant ovarian cancer (prOC).

The interim analysis was conducted after the first 20 patients enrolled into the trial had been treated for at least two months or had discontinued from the trial. The analysis was conducted primarily to evaluate the safety of the triplet drug combination as well as to evaluate early signs of efficacy.

“I am encouraged that the safety data is better than we expected and that the efficacy data is in line with our expectations,” stated William D. Schwieterman, M.D., President and Chief Executive Officer. “After executing on the strategy we developed in late 2015, it is gratifying to be able to report new data for CA4P supporting its use in combination with bevacizumab and chemotherapy as a new treatment for platinum-resistant ovarian cancer. I am eager to see results from the additional interim analyses planned for later this year.”

Safety Results

No significant safety issues were identified in the interim analysis, and the overall safety profile of CA4P was similar to or better than results seen in previous randomized trials of CA4P. Most adverse events that occurred more frequently in the CA4P-treated arm were mild to moderate in severity.

As expected, the most common adverse event observed was an acute increase in blood pressure, which peaked within an hour of infusion and then dissipated over the next two to three hours. Nearly all patients (89%) receiving CA4P experienced some blood pressure increase, compared to 20% of patients in the control arm. Rates of grade 3 hypertension were similar between the treatment and control groups, and there were no cases of grade 4 hypertension. Other adverse events that occurred more frequently in the treatment arm included anemia, abdominal pain, constipation, nausea, vomiting, fatigue, cough, mucosal inflammation and dyspnoea (breathing difficulty).

There was a lower than expected rate of hematological adverse events, and no patients receiving CA4P experienced neutropenia or leukopenia (low blood counts of neutrophils or white blood cells).

There were no cardiovascular adverse events reported.

Efficacy Results

Progression free survival, the primary endpoint of the study, currently favors the CA4P arm of the study, although Mateon believes that it is too early in the clinical trial to draw any conclusions.

Two of nine (22%) patients treated with CA4P had partial responses (PR) compared to one of eleven (9%) in the control arm. The magnitude of the responses was larger in the active treatment arm, with reductions in lesion size of approximately 76% and 64% for the patients receiving CA4P compared to a reduction of 46% for the patient receiving control.

About FOCUS

The FOCUS Study is a randomized, double-blind, 2-arm, parallel-group, phase 2/3 study to evaluate the efficacy and safety of physician’s choice chemotherapy (PCC) plus bevacizumab and CA4P versus PCC plus bevacizumab in patients with platinum-resistant ovarian cancer. The primary endpoint of the FOCUS Study is progression free survival (PFS). The Study will also evaluate CA4P’s effect on objective response rate (ORR), overall survival (OS) and other parameters. For additional information on the FOCUS Study, please visit www.clinicaltrials.gov, study identifier NCT02641639.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

Certain statements in this news release, including, but not limited to, safety and efficacy of CA4P, future clinical trial results, the potential significance of the interim data and the company’s need for additional funding are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to: the uncertainties as to the future success of ongoing and planned clinical trials; the unproven safety and efficacy of products under development or that may be developed in the future; and the sufficiency of the Company’s cash resources to conduct and complete future clinical and pre-clinical trials. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Forms 10-Q, 8-K and 10-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

CONTACTS

Investors:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

646-762-4518

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183